                                                                    EXHIBIT 11.2

                           ROHR, INC. AND SUBSIDIARIES
                           ---------------------------
                CALCULATION OF FULLY DILUTED NET INCOME PER SHARE
                -------------------------------------------------
                           OF COMMON STOCK - UNAUDITED
                           ---------------------------
                (in thousands except for earnings per share data)
                -------------------------------------------------

                                                          THIRD QUARTER ENDED                   NINE MONTHS ENDED
                                                      ----------------------------       ----------------------------
                                                        MAY 4,           APRIL 28,         MAY 4,           APRIL 28,
                                                         1997              1996             1997              1996
                                                      ----------        ----------       ----------        ----------
Net income from continuing operations
    applicable to primary earnings per
    common share                                      $   10,818        $    4,130       $   19,059        $    4,817

Add back interest and issue expense on
    dilutive convertible debentures and notes -
    net of tax adjustment                                    236               283              725             1,561
                                                      ----------        ----------       ----------        ----------

Net income applicable to fully diluted
    earnings per share                                $   11,054        $    4,413       $   19,784        $    6,378
                                                      ==========        ==========       ==========        ==========

Average number of shares outstanding on
    a fully diluted basis:

    Shares used in calculating primary earnings
        per share                                         26,053            22,312           25,202            20,168
    Unexercised options                                      111                24                -                92
    Shares issuable on dilutive conversion
    of debentures and notes                                1,905             2,291            1,905             2,291
                                                      ----------        ----------       ----------        ----------

Average number of shares outstanding on
    a fully diluted basis                                 28,069            24,627           27,107            22,551
                                                      ==========        ==========       ==========        ==========

Fully diluted net income per
    average common share                              $     0.39        $     0.18       $     0.73        $     0.28
                                                      ==========        ==========       ==========        ==========

Note:

Fully diluted net income per average common share is not presented in the Company's Consolidated Statements of Earnings for the nine months period ending April 28, 1996, as the effect of the assumed conversion of the Company's convertible debentures and notes was anti-dilutive.

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